Exhibit 99

FOR IMMEDIATE RELEASE:
Contact:
David P. Boyle
Executive Vice President & CFO
Phone 717.530.2294
77 East King Street | Shippensburg PA

Orrstown Financial Services, Inc. Reports First Quarter 2018 Net Income of $3.6 Million
and Announces Quarterly Dividend of $0.13 per Share

•	Net income for the quarter ended March 31, 2018 totaled $3.6 million, or $0.44 per diluted share, compared with $2.0 million, or $0.24 per diluted share, for the same period in 2017.

•
Gross loans outstanding at March 31, 2018, excluding loans held for sale, totaled $1.04 billion, an increase of $34.1 million, or 13.7% annualized, compared with the December 31, 2017 balance totaling $1.01 billion.

•	Deposits totaled $1.30 billion at March 31, 2018, growing 6.6%, compared with the December 31, 2017 balance totaling $1.22 billion.

•
Net interest income for the quarter ended March 31, 2018 totaled $11.7 million, an increase of 14.1% over the quarter ended March 31, 2017, which totaled $10.2 million. Net interest margin, on a taxable-equivalent basis, totaled 3.26% for the first quarter in 2018 compared with 3.27% for the fourth quarter of 2017 and 3.35% for the first quarter of 2017, with yields and interest income on tax-exempt assets computed on a taxable-equivalent basis assuming a 21% tax rate in 2018 and a 34% tax rate in 2017. The 21% tax rate became effective January 1, 2018, under the Tax Cuts and Jobs Act of 2017.

•
The Board of Directors declared a cash dividend of $0.13 per common share, payable May 2, 2018, to shareholders of record as of April 24, 2018, a 30.0% increase over the dividend declared in the second quarter of 2017 and an 8.3% increase over the first quarter 2018 dividend.

SHIPPENSBURG, PA (April 18, 2018) -- Orrstown Financial Services, Inc. (the “Company”) (NASDAQ: ORRF), the parent company of Orrstown Bank (the “Bank”) and Wheatland Advisors, Inc. ("Wheatland"), reported net income totaling $3.6 million compared with $2.0 million for the same period in 2017. Diluted earnings per share totaled $0.44 for the quarter ended March 31, 2018, compared with $0.24 for the same period in 2017. Earnings in 2018 reflected increased interest income from expanding loan and investment portfolios in an increased rate environment, partially offset by increases in interest expense.

Thomas R. Quinn, Jr., President and Chief Executive Officer, commented, “Our solid first quarter metrics validate the continuing effective execution of our strategic growth plan.  Both our legacy and newer markets are receptive to our community banking model, and the investments we have made over the past several years are contributing to our improved results.”

OPERATING RESULTS

Net Interest Income

Net interest income totaled $11.7 million for the quarter ended March 31, 2018, a 14.1% increase compared with $10.2 million for the same period in 2017. Net interest margin on a taxable-equivalent basis totaled 3.26% for the first quarter of 2018, compared with 3.27% for the fourth quarter of 2017 and 3.35% for the first quarter of 2017. Yields and interest income on tax-exempt assets were computed on a taxable-equivalent basis assuming a 21% tax rate in 2018 and a 34% tax rate in 2017, reflecting the 21% statutory tax rate that became effective for the Company on January 1, 2018, under the Tax Cuts and Jobs Act of 2017. The change in tax rate was the principal factor in the decrease in net interest margin on a taxable-equivalent basis from the quarter ended March 31, 2017 to March 31, 2018.

Provision for Loan Losses

The Company recorded a $200 thousand provision for loan losses for the quarter ended March 31, 2018 compared with zero in the same period in 2017. In calculating the required provision for loan losses, both quantitative and qualitative factors are considered in the determination of the adequacy of the allowance for loan losses. The Company has continued to experience growth in its loan portfolio, as well as the benefit of favorable historical charge-off statistics and generally stable economic and market conditions for the last few years. These factors have contributed to the determination that a modest provision for loan losses in the first quarter of 2018 was required to maintain an adequate allowance for loan losses.

Changes in historical charge-off statistics and additional loan portfolio growth are factors that may result in the need for a determination of additional provisions for loan losses in future quarters.

Noninterest Income

Noninterest income for the quarter ended March 31, 2018, excluding securities gains, totaled $4.9 million compared with $4.3 million in 2017.

Trust, investment management and brokerage income increased $313 thousand in comparing the quarter ended March 31 from 2017 to 2018. Increased estate fees were recognized in 2018 compared with 2017. Overall, fees have increased as additional revenues have been generated from volatility in the marketplace which led to higher fees generated from increased volumes.

Mortgage banking income increased $132 thousand in comparing the first quarter of 2018 with 2017 as a result of the addition of lenders and improving strength in the housing market.

Investment securities gains totaled $816 thousand for the quarter ended March 31, 2018, compared with a small gain recognized for the same period in 2017. At times, the Company may accelerate earnings on securities through realized gains as opportunities become available to reposition part of the investment portfolio under asset/liability management strategies; or to improve responsiveness of the portfolio to interest rate conditions, while also considering funding requirements of anticipated lending activity.

Noninterest Expenses

Noninterest expenses totaled $13.1 million for the quarter ended March 31, 2018, compared with $12.1 million for the corresponding 2017 period.

The principal drivers of increases in noninterest expenses in comparing these periods were salaries and employee benefits, occupancy, furniture and equipment costs and data processing. The Company's expanded presence in Lancaster County, Pennsylvania, contributed to these increases with the addition of branch banking locations in the second and third quarters of 2017. In the third quarter of 2017, the Company also expanded its lending activities in York County, Pennsylvania, with the addition of two lenders focused in that region.

Salaries and employee benefits totaled $8.0 million for the quarter ended March 31, 2018, compared with $7.4 million for the same period in 2017. A higher level of expense has been incurred over the last several quarters for additional employees as a result of the Company's new branches and overall expansion efforts, increased incentive compensation and incremental expense for additional share-based awards granted in 2018. Costs associated with the Company's self-insured group health plan decreased year-over-year.

Other line items within noninterest expenses showed fluctuations attributable to normal business operations between 2018 and 2017.

Income Taxes

Income tax expense totaled $492 thousand, reflecting an effective tax rate of 12.0%, for the quarter ended March 31, 2018, compared with $424 thousand, or an effective tax rate of 17.5%, for the same period in 2017. The Company's effective tax rate is significantly less than the federal statutory rate due to tax-exempt income, including interest earned on tax-exempt loans and securities and earnings on the cash value of life insurance policies, as well as tax credits. The decrease in the effective tax rate from 2017 to 2018 is principally due to the decrease in the Company's federal statutory rate, which changed from 34% to 21% effective January 1, 2018, under the Tax Cuts and Jobs Act of 2017.

FINANCIAL CONDITION

Assets totaled $1.64 billion at March 31, 2018, an increase of $77.1 million from $1.56 billion at December 31, 2017 and an increase of $182.0 million from March 31, 2017. The principal growth components were loans, which increased $34.1 million, or 3.4% (13.7% annualized) from $1.01 billion at December 31, 2017 to March 31, 2018 and increased $142.8 million, or 15.8%, year-over-year, and are summarized in the following table, and securities available for sale, which increased $39.5 million from December 31, 2017 to March 31, 2018 and $31.2 million year-over-year. Deposit growth of $115.6 million and an overall increase in borrowings of $60.0 million were the primary sources of funding for year-over-year growth in securities and loans.

The following table presents loan balances, by loan class within segments, at March 31, 2018, December 31, 2017 and March 31, 2017.

(Dollars in thousands)	March 31, 2018	December 31, 2017	March 31, 2017

Commercial real estate:
Owner occupied	$119,657	$116,811	$114,991
Non-owner occupied	247,097	244,491	209,601
Multi-family	53,812	53,634	47,893
Non-owner occupied residential	79,269	77,980	64,809
Acquisition and development:
1-4 family residential construction	9,408	11,730	5,790
Commercial and land development	30,003	19,251	27,648
Commercial and industrial	128,076	115,663	90,638
Municipal	41,679	42,065	53,225
Residential mortgage:
First lien	165,499	162,509	143,282
Home equity – term	11,380	11,784	13,605
Home equity – lines of credit	132,684	132,192	122,473
Installment and other loans	25,550	21,902	7,376
	$1,044,114	$1,010,012	$901,331

The Company continues to grow in both its legacy and newer markets through its expanded sales force. Loan portfolio growth was experienced in nearly all loan segments from December 31, 2017 to March 31, 2018, with the largest dollar increase in the commercial and industrial segment, which grew by $12.4 million, or 10.7%, representing over one-third of the total loan portfolio dollar growth for the period. Beginning in 2017, the Company placed additional emphasis on growing commercial and industrial loans to increase diversification of its loan portfolio. Acquisition and development loans grew $8.4 million, or 27.2%, from December 31, 2017 to March 31, 2018 as the need for new construction financing has increased in the market. The commercial real estate segment also grew $6.9 million, or 1.4%, during this period. Year-over-year dollar growth in the loan portfolio was principally in the commercial real estate segment. Year-over-year dollar growth in installment and other loans was principally attributable to purchases of automobile financing loans as the Company continued to increase diversification in the portfolio.

The Company has continued to increase both noninterest-bearing and interest-bearing deposit relationships from enhanced cash management offerings delivered by its expanded sales force. Total deposits grew $80.0 million, or 6.6% from $1.22 billion at December 31, 2017 to $1.30 billion at March 31, 2018 due principally to growth in interest-bearing accounts. Approximately half that growth occurred as certain larger depository relationships, previously enrolled in the Company's repurchase agreement program included in short-term borrowings, were enrolled in a program provided through a third party which provides full FDIC insurance on deposit amounts by exchanging or reciprocating larger depository relationships with other member banks. Year-over-year deposit growth totaled $115.6 million, or 9.8%, with growth principally in interest-bearing relationships.

Shareholders’ Equity

Shareholders’ equity totaled $142.6 million at March 31, 2018, a decrease of $2.2 million, or 1.5%, from $144.8 million at December 31, 2017. The increase from net income for the first quarter of 2018 was offset by dividends declared on common stock and by a decrease in accumulated other comprehensive income (loss) from changes in unrealized gains and losses in securities available for sale.

Asset Quality

The allowance for loan losses balance totaled $13.0 million at March 31, 2018, compared with $12.8 million at December 31, 2017 and $12.7 million at March 31, 2017. Management believes the allowance for loan losses to total loans ratio remains adequate at 1.25% at March 31, 2018. Favorable historical charge-off data and management's emphasis on loan quality have been significant contributors to the determination that a relatively stable allowance for loan losses balance is adequate even as the loan portfolio has been increasing.

Nonperforming and other risk assets, consisting of nonaccrual loans, other real estate owned, restructured loans still accruing and loans past due 90 days or more and still accruing totaled $11.6 million at March 31, 2018, compared with $12.0 million at December 31, 2017 and $8.3 million at March 31, 2017. The increase from March 31, 2017 principally reflects the addition of one commercial loan downgraded to nonaccrual status in the fourth quarter of 2017.

The allowance for loan losses to nonperforming loans totaled 142.2% at March 31, 2018 compared with 130.0% at December 31, 2017 and 198.6% at March 31, 2017, reflecting the fourth quarter 2017 increase in nonaccrual loans. The allowance for loan losses to nonperforming and restructured loans still accruing was similarly impacted and totaled 126.1% at March 31, 2018, compared with 116.1% at December 31, 2017 and 173.5% at March 31, 2017.

Classified loans, or loans rated substandard, doubtful or loss, totaled $17.5 million at March 31, 2018 (1.7% of total loans), compared with $20.0 million (2.0% of total loans) at December 31, 2017 and $21.9 million (2.4% of total loans) at March 31, 2017.

ORRSTOWN FINANCIAL SERVICES, INC.
Operating Highlights (Unaudited)
	Three Months Ended
	March 31,	March 31,
(Dollars in thousands, except per share information)	2018	2017

Net income	$3,625	$2,002
Diluted earnings per share	$0.44	$0.24
Dividends per share	$0.12	$0.10
Return on average assets	0.92%	0.57%
Return on average equity	10.38%	6.01%
Net interest income	$11,684	$10,237
Net interest margin	3.26%	3.35%

ORRSTOWN FINANCIAL SERVICES, INC.
Balance Sheet Highlights (Unaudited)
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share information)	2018	2017	2017

Assets	$1,635,906	$1,558,849	$1,453,946
Loans, gross	1,044,114	1,010,012	901,331
Allowance for loan losses	(13,000)	(12,796)	(12,668)
Deposits	1,299,514	1,219,515	1,183,876
Shareholders' equity	142,556	144,765	137,469
Book value per share	16.95	17.34	16.50

ORRSTOWN FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31,	December 31,	March 31,
(Dollars in thousands)	2018	2017	2017
Assets
Cash and cash equivalents	$30,172	$29,807	$28,551
Securities available for sale	454,800	415,308	423,601

Loans held for sale	3,659	6,089	3,349

Loans	1,044,114	1,010,012	901,331
Less: Allowance for loan losses	(13,000)	(12,796)	(12,668)
Net loans	1,031,114	997,216	888,663

Premises and equipment, net	34,387	34,809	34,767
Other assets	81,774	75,620	75,015
Total assets	$1,635,906	$1,558,849	$1,453,946

Liabilities
Deposits:
Noninterest-bearing	$172,496	$162,343	$157,983
Interest-bearing	1,127,018	1,057,172	1,025,893
Total deposits	1,299,514	1,219,515	1,183,876
Borrowings	177,456	177,391	117,491
Accrued interest and other liabilities	16,380	17,178	15,110
Total liabilities	1,493,350	1,414,084	1,316,477

Shareholders' Equity
Common stock	438	435	434
Additional paid - in capital	125,988	125,458	124,365
Retained earnings	18,667	16,042	12,848
Accumulated other comprehensive income (loss)	(2,238)	2,845	(98)
Treasury stock	(299)	(15)	(80)
Total shareholders' equity	142,556	144,765	137,469
Total liabilities and shareholders' equity	$1,635,906	$1,558,849	$1,453,946

ORRSTOWN FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended
	March 31,	March 31,
(Dollars in thousands, except per share information)	2018	2017
Interest and dividend income
Interest and fees on loans	$11,056	$9,204
Interest and dividends on investment securities	3,219	2,626
Total interest and dividend income	14,275	11,830
Interest expense
Interest on deposits	1,824	1,326
Interest on borrowings	767	267
Total interest expense	2,591	1,593
Net interest income	11,684	10,237
Provision for loan losses	200	0
Net interest income after provision for loan losses	11,484	10,237

Noninterest income
Service charges on deposit accounts	1,418	1,358
Trust, investment management and brokerage income	2,226	1,913
Mortgage banking activities	635	503
Other income	607	558
Investment securities gains	816	3
Total noninterest income	5,702	4,335

Noninterest expenses
Salaries and employee benefits	8,022	7,400
Occupancy, furniture and equipment	1,717	1,493
Data processing	619	511
Advertising and bank promotions	382	387
FDIC insurance	166	137
Professional services	369	508
Collection and problem loan	57	75
Real estate owned	25	20
Taxes other than income	251	228
Other operating expenses	1,461	1,387
Total noninterest expenses	13,069	12,146
Income before income tax expense	4,117	2,426
Income tax expense	492	424
Net income	$3,625	$2,002

Per share information:
Basic earnings per share	$0.45	$0.25
Diluted earnings per share	0.44	0.24
Dividends per share	0.12	0.10
Weighted-average shares outstanding - diluted	8,268,313	8,198,127

ORRSTOWN FINANCIAL SERVICES, INC.
ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)

	Three Months Ended
	March 31, 2018			March 31, 2017
		Taxable-	Taxable-		Taxable-	Taxable-
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$14,272	$55	1.56%	$5,545	$18	1.32%
Securities	448,667	3,395	3.07	415,342	3,010	2.94
Loans	1,030,817	11,142	4.38	895,331	9,423	4.27
Total interest-earning assets	1,493,756	14,592	3.96	1,316,218	12,451	3.84
Other assets	103,819			107,587
Total	$1,597,575			$1,423,805
Liabilities and Shareholders' Equity
Interest-bearing demand deposits	$717,430	$809	0.46	$609,052	$365	0.24
Savings deposits	97,381	38	0.16	93,312	36	0.16
Time deposits	281,835	977	1.41	296,725	925	1.26
Short-term borrowings	99,774	363	1.48	104,651	172	0.67
Long-term debt	83,776	404	1.96	21,460	95	1.80
Total interest-bearing liabilities	1,280,196	2,591	0.82	1,125,200	1,593	0.57
Noninterest-bearing demand deposits	159,996			148,502
Other	15,696			14,588
Total Liabilities	1,455,888			1,288,290
Shareholders' Equity	141,687			135,515
Total	$1,597,575			$1,423,805
Taxable-equivalent net interest income / net interest spread		12,001	3.14%		10,858	3.27%
Taxable-equivalent net interest margin			3.26%			3.35%
Taxable-equivalent adjustment		(317)			(621)
Net interest income		$11,684			$10,237

NOTES:
(1) Yields and interest income on tax-exempt assets have been computed on a taxable-equivalent basis assuming a 21% tax rate in 2018 and a 34% tax rate in 2017.
(2) For yield calculation purposes, nonaccruing loans are included in the average loan balance.

ORRSTOWN FINANCIAL SERVICES, INC.
Nonperforming Assets / Risk Elements (Unaudited)
	March 31,	December 31,	March 31,
(Dollars in thousands)	2018	2017	2017

Nonaccrual loans (cash basis)	$9,144	$9,843	$6,379
Other real estate (OREO)	1,329	961	1,019
Total nonperforming assets	10,473	10,804	7,398
Restructured loans still accruing	1,166	1,183	921
Loans past due 90 days or more and still accruing	0	0	0
Total nonperforming and other risk assets	$11,639	$11,987	$8,319

Loans 30-89 days past due	$2,081	$5,277	$1,315

Asset quality ratios:
Total nonperforming loans to total loans	0.88%	0.97%	0.71%
Total nonperforming assets to total assets	0.64%	0.69%	0.51%
Total nonperforming assets to total loans and OREO	1.00%	1.07%	0.82%
Total risk assets to total loans and OREO	1.11%	1.19%	0.92%
Total risk assets to total assets	0.71%	0.77%	0.57%

Allowance for loan losses to total loans	1.25%	1.27%	1.41%
Allowance for loan losses to nonperforming loans	142.17%	130.00%	198.59%
Allowance for loan losses to nonperforming and restructured loans still accruing	126.09%	116.05%	173.53%

Allowance for Loan Losses Activity (Unaudited)
	Three Months Ended
	March 31,	March 31,
(Dollars in thousands)	2018	2017

Balance, beginning of period	$12,796	$12,775
Provision for loan losses	200	0
Recoveries	75	22
Charge-offs	(71)	(129)
Balance, end of period	$13,000	$12,668

About the Company

With over $1.6 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiaries, Orrstown Bank and Wheatland Advisors, Inc., provide a wide range of consumer and business financial services through banking and financial advisory offices in Berks, Cumberland, Dauphin, Franklin, Lancaster and Perry Counties, Pennsylvania and Washington County, Maryland. Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. Orrstown Financial Services, Inc.’s common stock is traded on Nasdaq (ORRF). For more information about Orrstown Financial Services, Inc. and Orrstown Bank, visit www.orrstown.com. For more information about Wheatland Advisors, Inc., visit www.wheatlandadvisors.com.

Cautionary Note Regarding Forward-looking Statements:

This release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. The forward-looking statements, which are based on currently available information, typically contain words such as “believe,” “expect,” “estimate,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” and similar expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.

Actual results and trends could differ materially from those set forth in such statements and there can be no assurances that the Company will be able to continue to successfully execute on our strategic growth plan into Dauphin, Lancaster, York and Berks counties, Pennsylvania, with newer markets continuing to be receptive to our community banking model; to take advantage of market disruption; and to experience sustained growth in loans and deposits or maintain the momentum experienced to date from these actions. Factors that could cause actual results to differ from those expressed or implied by the forward looking statements include, but are not limited to: ineffectiveness of the Company's strategic growth plan due to changes in current or future market conditions; the effects of competition and how it may impact our community banking model, including industry consolidation and development of competing financial products and services; changes in laws and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; interest rate movements; changes in credit quality; inability to raise capital, if necessary, under favorable conditions; volatilities in the securities markets; deteriorating economic conditions; the integration of the Company's strategic acquisitions; expenses associated with pending litigation and legal proceedings; and other risks and uncertainties, including those detailed in Orrstown Financial Services, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2017 under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” and in other filings made with the Securities and Exchange Commission. The statements are valid only as of the date hereof and Orrstown Financial Services, Inc. disclaims any obligation to update this information.

The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements, when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information presented in this announcement is subject to change.

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